SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C. 20549

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                                 FORM N-8A

        NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A)
                   OF THE INVESTMENT COMPANY ACT OF 1940

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     The undersigned  investment company hereby notifies the Securities and
Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                                   Name:

           GOLDMAN SACHS GLOBAL EVENT DRIVEN REGISTERED FUND, LLC

 Address of Principal Business Office (No. & Street, City, State, Zip Code):

                            701 Mount Lucas Road
                            Princeton, NJ 08540

                  Telephone Number (including area code):

                               (609) 497-5500

             Name and address of agent for service of process:

                            George H. Walker IV
                                 President
                        Goldman Sachs Princeton LLC
                            701 Mount Lucas Road
                            Princeton, NJ 08540

                Please send copies of all communications to:

      Joseph F. Esposito, Esq.                   Lawrence N. Barshay, Esq.
         General Counsel               Fried, Frank, Harris, Shriver & Jacobson
    Goldman Sachs Princeton LLC                  One New York Plaza
       701 Mount Lucas Road                      New York, NY 10004
        Princeton, NJ 08540

CHECK APPROPRIATE BOX:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES [X] NO [ ]




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                                 SIGNATURES


     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on behalf of the registrant in The City of Princeton and The State of New Jersey on the 23rd day of June, 2003.

                                            GOLDMAN SACHS GLOBAL EVENT
                                            DRIVEN REGISTERED FUND, LLC


                                            By:  /s/ Joseph F. Esposito
                                               --------------------------------
                                               Name:   Joseph F. Esposito
                                               Title:  Secretary
Attest:  /s/ Janice A. Kioko
        ----------------------------
        Name:   Janice A. Kioko
        Title:  Assistant Secretary